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                                                                   EXHIBIT 10.28
                                SECOND AMENDMENT
                                       TO
                 LEAR SEATING CORPORATION 1994 STOCK OPTION PLAN

      WHEREAS, Lear Corporation (the "Corporation") maintains the Lear Seating Corporation 1994 Stock Option Plan (the "Plan"); and

      WHEREAS, amendment of the Plan is now considered desirable;

      NOW, THEREFORE, by virtue and exercise of the power given the compensation Committee in Section 6(i), Section 6(g) of the Plan is amended effective January 1, 1996 by adding the following at the end thereof:

     "Notwithstanding any other provision in the Plan to the contrary, a Grantee who terminates employment after December 31, 1995 due to retirement (as defined in Section 6(g)(i)), disability (as defined in Section 6(g)(ii)) or death and who is not a "covered employee" within the meaning of Code
     Section 162(m) during 1996 shall have the right to exercise an option, to the extent vested, as follows:

     (I) If such a Grantee terminates employment due to retirement (as defined in Section 6(g)(i), he or she shall have the right to exercise the Option within thirteen months following such retirement (but not later than the date the Option would otherwise expire) if and to the extent the Option was exercisable on such date of retirement; in addition, he or she may exercise the Option notwithstanding that it is not exercisable at the time of retirement with the consent of the Company within thirteen months following such retirement. However, in the event of such a Grantee's death prior to the end of the thirteen-month period after the Grantee's termination of employment due to retirement, his or her estate shall have the right to exercise the Option thirteen months following the termination of employment due to retirement (but not later than the date the Option would otherwise expire) with respect to all or any part of the stock subject thereto, regardless of whether the Grantee had the right to purchase such stock at the time of termination. Options held by the Grantee that are not exercised within said period terminate.

     (II) If such a Grantee dies while employed by the Company, such Grantee's estate shall have the right to exercise the Option for a period of thirteen months following the date of such death (but not later than the date on which the Option would otherwise expire). Options held by the Grantee that are not exercised within said period terminate.

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     (III)  If such a Grantee terminates employment is by reason of disability
            (as defined in Section 6(g)(iii), such Grantee shall have the right to exercise the Option for a period of thirteen months from the date employment terminates due to disability (but not later than the date on which the Option would otherwise expire). Options held by the Grantee that are not exercised within said period terminate."





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